Exhibit 21

The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

CACI, INC.-FEDERAL, a Delaware Corporation

CACI, INC.-COMMERCIAL, a Delaware Corporation

CACI Limited, a United Kingdom Corporation

Automated Sciences Group, Inc., a Delaware Corporation

CACI Technologies, Inc., a Virginia Corporation (also does business as “CACI Productions Group”)

CACI Dynamic Systems, Inc., a Virginia Corporation

CACI Premier Technology, Inc., a Delaware Corporation

CACI Systems, Inc., a Virginia Corporation

CACI Systems and Technology Ltd, a Canadian Corporation

CACI Enterprise Solutions, Inc.

CACI MTL Systems, Inc., a Delaware Corporation

CACI-CMS Information Systems, Inc., a Virginia Corporation